CERTIFICATE OF OWNERSHIP AND MERGER

     (Pursuant to the General Corporation Law of Nevada)

     Certificate of Ownership and Merger dated April 13, 1987, between Sierra Development, a Utah corporation, hereinafter referred to as "SD", and Cookie Cup International, a Nevada corporation, hereinafter referred to as "Cookie Cup" and/or "Surviving Corporation"; and
                     W I T N E S S E T H:

     WHEREAS, SD is a corporation duly organized and existing under the laws of the State of Utah; and
     WHEREAS, Cookie Cup is a corporation duly organized and existing under the laws of the State of Nevada; and
     WHEREAS, the Boards of Directors of Cookie Cup and SD deem advisable for the mutual benefit of Cookie Cup, SD and their respective shareholders, that SD be merged into Cookie Cup, on the terms and conditions hereinafter set forth and in accordance with the applicable laws of the State of Utah and the State of Nevada, and have approved this Agreement and Plan of Merger (the "Agreement").
     NOW, THEREFORE, in consideration of the mutual promises, covenants and provisions hereinafter contained, the parties hereto, agree as follows:
     l. Separate Existence: Surviving Corporation. At the effective time of the merger, the separate existence of SD shall cease and SD shall be merged in accordance with the applicable provisions of the Utah Business Corporation Act and the Nevada Corporation Law, into Cookie Cup, which shall be the Surviving Corporation.
     2. Governing Law. The laws which are to govern the Surviving Corporation, Cookie Cup, are the laws of the State of Nevada. The Certificate of Incorporation of Cookie Cup shall be the Certificate of Incorporation of the Surviving Corporation, Cookie Cup, until the same shall be altered or amended ln accordance with the laws of the State of Nevada.
     3. By-Laws. The by-laws of Cookie Cup, shall be the by-laws of the Surviving Corporation until the same shall be, altered or amended. I
     4. Directors and Officers. The directors and officers of Cookie
Cup, at the time of the merger, shall be the directors and officers of the Surviving Corporation and shall be as follows:

          Don H. Savage, President and Director
          David M. Lamoreaux, Vice President and Director
          Robert L. Olsen, Secretary and Director

     5. Status and Conversion of Shares. The manner and basis of Converting the shares of SD into shares of the Surviving Corporation, at the time of the merger shall be as follows:
     (a) Each outstanding share of SD shall be converted into and become one share of $0.001 par value common stock of Cookie Cup.
     (b) Each outstanding privilege or right to purchase shares of SD common Stock shall, after time of merger, represent the privilege or right to purchase the like number of shares of Cookie Cup, common stock. The exercise price of each of such privilege or right shall remain unchanged by reason of merger.
     (c) After the time of the merger each outstanding certificate representing shares of SD common stock, shall automatically be deemed to represent a like number of shares of Cookie Cup.
     6. Shareholders Vote. On April 10, 1987, at a special meeting of shareholders of SD, held pursuant to 10 (ten) days notice, at which a quorum was present in person or by proxy, the shareholders of SD unanimously approved the Plan of Merger set forth herein.
     7. Effect of Merger. At the effective time of the merger, the Surviving Corporation, Cookie Cup, shall retain or succeed to, without other transfer, and shall possess and enjoy all rights, privileges, immunities, powers, purposes and franchises and be subject to all the restrictions, disabilities and duties of each corporation. All property, both real and personal, tangible and intangible and all debts due to either corporation shall be vested in the Surviving Corporation.

     IN WITNESS WHEREOF, this Agreement and Plan of Merger has been signed by each of the Corporations which are the parties hereto and by all of the Directors of each Corporation this ___ day of_____, 1987.

 SIERRA DEVELOPMENT                 SIERRA DEVELOPMENT
 a Utah corporation                 a Utah corporation
 /s/Bennie Pellum, Director        /s/Bennie Pellum, President

 /s/Dennis Dunn, Director          /s/Dennis Dunn, V. Pres.

 /s/A. Gene Pellum, Director       /s/A. Gene Pellum, Secretary

 COOKIE CUP INTERNATIONAL           COOKIE CUP INTERNATIONAL
 a Nevada Corporation               a Nevada Corporation
 /s/Don H. Savage, Director        /s/Don H. Savage, President

 /s/Robert L. Olsen, Director      /s/Robert L. Olsen, V. Pres.

 /s/David M. Lamoreaux, Director   /s/David M. Lamoreaux,Secretary

STATE OF UTAH      )
                   )ss.
COUNTY OF SALT LAKE)

 On the 29th day of June, 1987, personally appeared before
 me, a Notary Public, Bennie Pellum, Dennis Dunn and A. Gene Pellum, officers and directors of Sierra Development, a Utah, Corporation, and Don H. Savage, Robert L. Olsen, and David M. Lamoreaux, officers and directors of Cookie Cup International, a Nevada corporation, who duly acknowledged to me that they executed this agreement pursuant to a resolution of the Board of
Directors of said corporations and shareholders approval
 thereof.
                              /s/Lisa Crowder
                              Notary Public
My Commission Expires
June 15, 1989                 Residing in Salt Lake City, Utah